SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section240.14a-11(c) or
    Section240.14a-12

                               AVADO BRANDS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
        (5) Total fee paid:
        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        ------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
        (3) Filing Party:
        -----------------------------------------------------------------------
        (4) Date Filed:
        ------------------------------------------------------------------------

                               AVADO BRANDS, INC.

                             Hancock at Washington
                             Madison, Georgia 30650
                                 (706)342-4552


                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 2, 2001


     The Annual Meeting of Shareholders of AVADO BRANDS, INC. (the "Company") will be held at the offices of the Company at Hancock at Washington, Madison, Georgia, on May 2, 2001, at 11:00 a.m. local time, for the following purposes:

     (1) To elect eight members of the Board of Directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors are elected and have qualified;

     (2) To approve an amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock;

     (3) To consider and act upon ratification of the appointment of KPMG LLP as the auditors of the Company for the current year; and

     (4) To transact such other business as may properly come before the Meeting or any adjournment thereof.




     Holders of Common Stock of record of the Company at the close of business on March 1, 2001 are the only shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ Percy V. Williams

                                            Percy V. Williams
                                            Secretary

Madison, Georgia
April 2, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                               AVADO BRANDS, INC.
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 2001


                              GENERAL INFORMATION

Shareholders Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Avado Brands, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on May 2, 2001 at the offices of the Company at Hancock at Washington, Madison, Georgia. This Proxy Statement was mailed to shareholders on approximately April 2, 2001.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting:

     (1) The election of eight members of the Board of Directors, each to serve a term of one year or until his or her successor is duly elected and has qualified;

     (2) To approve an amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock;

     (3) Ratification of the selection of KPMG LLP as auditors of the Company for the current year; and

     (4) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxies and Voting

     The Board of Directors solicits all holders of the Common Stock of the Company to vote by marking, signing, dating and returning their proxies. Submitting a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company at the Company's principal executive office at Hancock at Washington, Madison, Georgia 30650. If a shareholder wishes to give a proxy to someone other than the Company's designees, he or she may cross out the names appearing on the enclosed proxy card, insert the name of such other person, and sign and give the card to that person for use at the meeting.

     Each holder of Common Stock of record at the close of business on March 1, 2001 is entitled to one vote for each share of Common Stock then held. At the close of business on that date, there were outstanding and entitled to vote 28,259,761 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is a quorum.

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instruction, the shares represented by a signed proxy will be voted in favor of the eight nominees for election to the Board of Directors, in favor of the proposed amendment to the Company's Articles of Incorporation to effect a one-for-four reverse split of the Company's common stock; and in favor of the proposed ratification of the selection of auditors. Votes will be counted manually and abstentions and broker non-votes will not be counted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that as to other business, if any, shares represented by a signed proxy will be voted in accordance with the judgment of the person or persons acting thereunder.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board

     During the fiscal year ended December 31, 2000, six regularly scheduled meetings of the Board of Directors were held. Each director then in office attended at least 75% of the total of all meetings of the Board and of the Committees of the Board on which he or she served. The Board of Directors has Audit and Compensation committees each composed of non-management directors. The Board of Directors does not have a nominating committee.

     Compensation and Human Resources Committee. The Compensation and Human Resource Committee is comprised of Robert Sroka and Emilio Alvarez-Recio, with Mr. Sroka serving as Chairman. The Compensation Committee reviews and makes recommendations to the Board concerning officer salaries, bonus programs, stock options, benefits and other components of compensation. The Compensation and Human Resources Committee met four times during 2000 (see "Compensation and Human Resources Committee Report on Executive Compensation").

     Audit Committee. The Audit Committee is comprised of three independent, non-management directors. Further information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

Director Compensation

     Directors, who are not officers of the Company, receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended, $1,000 for each committee meeting attended, $500 for each special meeting in which he or she participates by telephone and reimbursement of out-of-pocket expenses. Directors also receive an annual retainer of $3,000 for serving as chairperson of a Board committee.

     Under the basic compensation plan as amended, described above, the Company's outside directors received total meeting fees and retainers of approximately $25,000 each in 2000.

     Directors may elect annually to defer receipt of their cash compensation, or any portion thereof, and receive credits of deferred stock units, pursuant to the Company's Outside Director Deferred Stock Unit Plan (see "Compensation and Human Resources Committee Report on Executive Compensation").

     In addition to cash compensation, each outside director received stock option grants of approximately 12,000 shares at the market price of the stock on the date of grant and vested at the rate of 33.3% per year for three years.

     Directors who are also officers of the Company do not receive any additional compensation for serving as directors.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met five times during 2000.

     In addition to its regular or special meetings, the Audit Committee established a policy in 1999 of conducting a quarterly conference call prior to the release of quarterly financial results. The Chairman of the Audit Committee and the Chief Financial Officer participate along with representatives of the Company's independent auditors. Other members of the Board and management are invited to attend as their schedules permit. The Audit Committee held three quarterly conference calls in 2000.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Report submitted March 12, 2001.

By:      William V. Lapham, Audit Committee Chair
         Jerome A. Atkinson, Audit Committee Member
         Emilio Alvarez-Recio, Audit Committee Member

                       Proposal 1: ELECTIONS OF DIRECTORS

     The Company's Board of Directors presently consists of eight directors. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote executed proxies in favor of the election of the eight persons named below, and such proxies cannot be voted in favor of the election of a greater number of persons. Each person elected will serve until the next Annual Meeting of Shareholders and thereafter until his or her successor is elected and has qualified. Should any nominee become unavailable for election, an event which is not anticipated, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees. Directors will be elected by a plurality of the votes cast in person or by proxy.

Nominees for Director

     Tom E. DuPree, Jr. founded the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1986. Mr. DuPree has been actively involved in developing and managing restaurants since 1978. He is a graduate of the Georgia Institute of Technology and holds a Master's degree in Accounting from Georgia State University. Mr. DuPree is 49 years old.

     Erich J. Booth became a director of the Company in 1997. Mr. Booth has served as Chief Financial Officer and Treasurer of the Company since 1991. Before joining the Company, Mr. Booth had been Vice President of Finance of Dun & Bradstreet Software (formerly Management Science America, Inc.) since 1989. From 1984 to 1989, he served as Vice President and Chief Financial Officer of Ward White USA Holding, Inc., a diversified, United Kingdom-based parent, specialty retailer. Mr. Booth, a Certified Public Accountant, worked from 1973 to 1984 for Peat, Marwick, Mitchell & Co. He is a graduate of the University of North Carolina at Greensboro. Mr. Booth is 52 years old.

     Margaret E. Waldrep, who became a director of the Company in 2000, was elected to the position of Chief Administrative Officer of the Company in May 1997. In addition, in 1998 she became Acting Group President of the Company's Don Pablo's and Canyon Cafe brands. Ms. Waldrep joined the Company in 1985. From 1978 to 1985, Ms. Waldrep was a long-range planner with the Greenville Planning Commission in Greenville, S.C. She earned a Bachelor's degree in Political Science in 1977 and a Master's degree in City and Regional Planning in 1979 from Clemson University in Clemson, S.C. Ms. Waldrep is 45 years old.

     William P. McCormick became a director of the Company in 2000. Mr. McCormick is Chairman of the Company's McCormick & Schmick's brand which he founded in 1974. From 1967 to 1974, he was a partner in the Refractory Steak House chain of restaurants. Mr. McCormick also serves on the executive committee of the National Restaurant Association Board of Directors. He is a graduate of Boston University. Mr. McCormick is 61 years old.

     Jerome A. Atkinson became a director of the Company in 2000 and serves as a member of the Audit Committee. Mr. Atkinson is Senior Vice President of the legal department of Fortis, Inc., a diversified financial and insurance services company. He is General Counsel and Secretary to the Fortis, Inc. Board of Directors in addition to being a member of Fortis' Management Board. Prior to his association with Fortis, he was employed by The Signature Group from 1978 to 1988. Mr. Atkinson started his career in the Ford White House in 1975, first as Staff Attorney and then Deputy General Counsel for the Office of the Special Assistant to the President for Consumer Affairs. Mr. Atkinson earned a Bachelor of Science degree from the Georgia Institute of Technology and a Juris Doctor from the University of Michigan Law School. Mr. Atkinson is 51 years old.

     William V. Lapham, who became a director of the Company in 2000 and serves as Chairman of the Audit Committee, was associated with Ernst & Young LLP from 1962 until his retirement in 1998, having served as a partner for 26 years. Mr. Lapham served for seven years as global senior partner responsible for all Ernst & Young LLP services to The Coca-Cola Company and as a member of Ernst & Young's International Council for eight years ending in December 1997. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999 and is a director of Life Point Hospitals, Inc. and Renal Care Group, Inc. He is a graduate of Texas Tech University and holds a Master's degree from Ohio University. Mr. Lapham is 62 years old.

     Emilio Alvarez-Recio, who became a director of the Company in 2000 and serves as a member of both the Audit Committee and the Compensation and Human Resources Committee, is vice president of worldwide advertising for Colgate-Palmolive Company, a position he has held since 1992. Since joining Colgate-Palmolive in 1967, he has held various positions of increasing responsibility. From 1990 to 1992, he was vice president and division - general manager responsible for joint ventures and operations in Middle East/Central Asia. Mr. Alvarez-Recio was vice president worldwide personal care products including acquisitions and special USA projects from 1985 to 1990. In addition, he was divisional president - North American Division from 1981 to 1985. Prior to joining Colgate-Palmolive, Mr. Alvarez-Recio was employed by Richardson - Vick. He is a former director of Colgate-Palmolive Canada and National Westminster Bank - USA and is a graduate of Havana University. Mr. Alvarez-Recio is 63 years old.

     Robert Sroka became a director of the Company in 2000 and serves as Chairman of the Compensation and Human Resources Committee. Mr. Sroka is Managing Partner of Lighthouse Holdings, LLC, a private investment and business consulting company. From 1994 to 1998, he served as Managing Director of Investment Banking - Mergers and Acquisitions for J.P. Morgan. From 1983 to 1998, he was employed by J.P. Morgan & Company, Inc., focusing on corporate finance, investment banking and mergers and acquisitions. Mr. Sroka is a graduate of the State University of New York at Buffalo and holds a Master's degree from New York University. He is a director of Sypris Solutions, Inc. Mr. Sroka is 52 years old.

     There are no family relationships among the Company's executive officers and directors.


Executive Officers

     In addition to the executive officers named above, the following person also serves as an executive officer of the Company.

     Percy V. Williams serves as Corporate Secretary and Director of Legal Services. As Corporate Secretary, he assists the Board of Directors in meeting goals for strategic planning, shareholder relations, SEC compliance and other key Board responsibilities. Mr. Williams also directs the legal compliance efforts of the Company's restaurant brands, oversees litigation and handles a variety of contract, corporate and employment issues for the Company. Prior to assuming his position with Avado Brands, Mr. Williams held various legal positions in the association, federal government and private practice sectors. Mr. Williams is a graduate of the University of Georgia and holds a law degree from the University's Lumpkin School of Law. Mr. Williams is 40 years old.

     Officers of the Company serve at the pleasure of the Board of Directors. The term of office for each director of the Company ends at the next annual meeting of the Company's shareholders or when his or her successor is elected and has qualified.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                                                                               Long-Term
                                                                              Compensation
                                                                              ------------
                                                   Annual Compensation        Securities       All Other
                                              ----------------------------    Underlying     Compensation
    Name and Principal Position     Year      Salary($)       Bonus($)(1)     Options(#)        ($)(2)
----------------------------------  ----    ------------     -----------     ----------    -------------
Tom E. DuPree, Jr.                  2000       525,000               -         382,813                -
Chairman and Chief Executive        1999       525,000         255,398         805,594          397,744
Officer                             1998       525,000         269,600               -          265,762

Erich J. Booth                      2000       335,000               -         211,037            6,700
Chief Financial Officer and         1999       335,000         118,977         112,447            1,744
Treasurer                           1998       245,000         141,000               -            5,226

Margaret E. Waldrep                 2000       335,000               -         211,037            6,700
Chief Administrative Officer        1999       335,000          83,045         112,448            1,744
                                    1998       220,000          82,950               -            5,226

Percy V. Williams                   2000       103,800               -           7,723            2,068
Corporate Secretary and             1999        96,700           9,840           8,140              429
Director of Legal Services          1998        80,700          56,904               -                -

John G. McLeod, Jr. (3)             2000        88,000               -          12,649                -
Former Senior Vice President of     1999       126,000          67,045          17,622            1,744
Human Resources and Secretary       1998       120,000          82,950               -            3,919

     (1) Amounts shown in the Bonus column for 1999 consist primarily of payments to the named executive officers pursuant to the Company's Special Transition Bonus Plan which was instituted in connection with the divestiture of Applebee's which was completed in 1999.

     (2) Except for Mr. DuPree, the amounts shown in this column consist of contributions by the Company to its 401(k) savings plan, Supplemental Deferred Compensation Plan ("Supplemental Plan") and Employee Stock Ownership Plan and Trust ("ESOP"). Avado Brands common stock contributed to the Supplemental Plan and the ESOP has been valued at fair market value. Mr. DuPree does not participate in either the ESOP or the 401(k) plan. The amount shown in this column for Mr. DuPree in 1999 includes $397,744 reflecting the current dollar value of the benefit to Mr. DuPree of the unreimbursed portion of the premiums paid by the Company with respect to a split-dollar insurance agreement. The agreement was canceled in 2000 and no premium payments were made by the Company.

     (3) Mr. McLeod served as Senior Vice President of Human Resources since 1992, Vice President of Human Resources from 1987 to 1992, and a director and Secretary of the Company since its formation in 1986. Mr. McLeod rotated off the Board of Directors in 1997, but continued to serve as Corporate Secretary and Senior Vice President of Human Resources. During 2000, Mr. McLeod worked on a part-time basis and in January 2001 retired from the Company. The Board wishes to thank Mr. McLeod for his many years of commitment and dedicated service.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended December 31, 2000, under the Company's 1995 Stock Incentive Plan to the executives named in the Summary Compensation Table.

                                  Individual Grants                                     Potential Realizable
                              ------------------------                                    Value at Assumed
                             Number of    Percentage of                                 Annual Rates of Stock
                             Securities   Total Options                                 Price Appreciation for
                             underlying     Granted to     Exercise or                      Option Term
                              Options      Employees in    Base Price     Expiration    ----------------------
    Name                      Granted         2000         ($/share)         Date         5%($)        10%($)
------------                  ---------     -----------    -----------     ---------    --------       -------
Tom E. DuPree, Jr.             135,135         8.9%           2.22         04/16/05       82,844       183,153
Tom E. DuPree, Jr.             247,678        16.4%           2.02         04/16/10      314,604       797,268
Erich J. Booth                 211,037        14.0%           2.02         04/16/10      268,094       679,404
Margaret E. Waldrep            211,037        14.0%           2.02         04/16/10      268,094       679,404
Percy V. Williams                7,723         0.5%           2.02         04/16/10        9,811        24,863
John G. McLeod, Jr.             12,649         0.8%           2.02         04/16/10       16,069        40,722

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised options as of December 31, 2000 held by the executives named in the Summary Compensation Table. No options were exercised during the fiscal year ended December 31, 2000 by the executives named in the summary compensation table and no stock appreciation rights were outstanding during fiscal 2000.

                                                         Number of Shares         Value of Unexercised
                                                      Underlying Unexercised          In-the-Money
                            Shares                          Options at                 Options at
                           Acquired                    December 31, 2000 (#)      December 31, 2000 ($)
                              on          Value      -------------------------  -------------------------
  Name                     Exercise(#)  Realized($)  Exercisable/Unexercisable  Exercisable/Unexercisable
------------               -----------  -----------  -------------------------  -------------------------
Tom E. DuPree, Jr.              -             -          22,236 / 405,049                - / -
Erich J. Booth                  -             -         114,427 / 498,325                - / -
Margaret E. Waldrep             -             -         109,107 / 488,646                - / -
Percy V. Williams               -             -           6,027 /  22,848                - / -
John G. McLeod, Jr.             -             -          11,748 /  18,523                - / -

                             Comparison of Five-Year
                          Cumulative Shareholder Return

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and Nation's Restaurant News Stock Index, for a period of five years commencing December 31, 1995 and ending December 31, 2000. The graph assumes that $100 was invested on December 31, 1995, in Company Common Stock, Standard and Poor's 500 Stock Index and the Nations Restaurant News Stock Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


 Year     Avado Brands, Inc.      Nations Restuarnt News(1)       S&P 500
------    ------------------      -------------------------       -------
 1995          100                          100                     100
 1996           62                          101                     120
 1997           60                          105                     158
 1998           38                          141                     200
 1999           20                          131                     239
 2000            3                          128                     214

     ---------------------------
     (1) Does not reflect divident reinvestment, which management of the Company believes to be immaterial.

  Compensation and Human Resources Committee Report on Executive Compensation


Committee Responsibilities

     The Compensation and Human Resources Committee (the "Committee") of the Board of Directors (the "Board") is charged with the responsibility of reviewing and making recommendations to the Board concerning the salaries, bonus programs, stock options, benefits and other components of compensation of the Chief Executive Officer, all other elected corporate officers with individual base salaries of $200,000 or more, and of brand presidents. The Committee has the additional responsibilities of reviewing, monitoring and making recommendations to the Board concerning the Company's career development and succession planning programs, diversity initiatives, employee relations programs and qualified retirement plans. The Committee met four times in 2000. All of the members of the Committee are non-management directors.


Committee Philosophy

     The Committee focuses on three primary objectives in determining the type and amount of executive compensation: to attract and retain superior talent; to motivate executives to achieve above average performance targets; and to align the interests of management with that of the shareholders for the long term.

     In 1998, the Committee retained the services of Watson Wyatt Worldwide as a consultant to review and make recommendations to the Committee on the Company's executive compensation programs. As a result of this effort, the Committee adopted new Short and Long-Term Incentive Plans and a Supplemental Deferred Compensation Plan for implementation in 1999. Thus, the primary components of executive compensation are base salaries, annual bonuses based on the Company's Short-Term Incentive Plan ("STIP"), and long-term incentives based on the Company's Long-Term Incentive Plan ("LTIP"). Executives are eligible to participate in various benefit plans, including the Supplemental Deferred Compensation Plan, on the same basis as other employees of the Company.


Base Salaries

     Salary recommendations are based on both internal and external factors for determining competitive executive salary levels. External factors include compensation survey data for executives in companies of similar size, industry and growth rate as the Company, as well as general industry surveys of executive compensation. The Committee utilized the services of Watson Wyatt Worldwide as consultants to the Committee in analyzing and researching salary survey data and determining competitive salary ranges for the Chairman and CEO and other executive officers of the Company. Internal factors affecting executive salaries include individual performance, employee length of service and overall Company performance. Based on these factors, weighted subjectively by the Committee, base salaries for 2000 were generally set at levels the Committee believes are competitive with those of similarly situated executives at comparable companies.


Bonuses

     Pursuant to the Company's Short-Term Incentive Plan, the Committee's objective in 2000 was to target cash bonuses at a percentage of base salary that motivates the executive to achieve Company goals and is competitive within the industry. To accomplish this objective, guidelines for determining the percentage that bonuses bear to base salaries were established at 50% - 70% for corporate officers, 40% - 60% for corporate vice-presidents, and 50% - 60% for brand presidents. To qualify for bonus, the Company's annual operating income targets must be met. Once the operating income target is met, the bonus paid is based 60% on the operating income target and 40% on the sales goal at the beginning of the fiscal year. The plan allows for partial bonus payments below plan and additional bonus for above plan results. The members of the McCormick and Schmick management team earned a bonus in 2000. No other bonuses were paid under this plan in 2000.

Long-Term Incentive Plan

     As mentioned above, the Company implemented a new LTIP in 1999. This plan provides for both stock option grants and long-term cash bonuses for which employees are eligible in various percentages depending on the employees' positions and areas of responsibility with the Company. For example, eligible corporate employees receive 100% of their long-term incentive as stock options, while brand presidents are eligible for 50% of their long-term incentive in stock options and 50% in cash. All stock options under the plan are granted at the market price of the stock on the date of grant, and vested at the rate of 33.3% per year for three years. Option terms are ten years. The cash portion of the LTIP is earned in rolling three-year performance cycles and is based on each brand's net operating profit after taxes in excess of its cost of capital (economic profit) as compared to the three year plan. The cash portion of the LTIP is paid following the end of year three of the performance cycle. No cash bonuses were paid under the LTIP in 2000. Stock option grants to named executives under the LTIP are shown in the table entitled "Option Grants in Last Fiscal Year."


Management Severance Plan

     In 1999, the Committee approved a Management Severance Plan that provides severance benefits for eligible management employees whose employment is terminated within one year of, and due to, a change-in-control of the Company. All management employees who are participants in the 2000 LTIP are eligible for a lump sum payment payable not less than 30 days after termination of the participant's employment within 12 months of, and due to, a change in control as it is defined in the plan. The amount of the severance payment depends on the participant's position in the Company and is calculated as a multiple of base salary. No benefits were paid pursuant to this plan in 2000.


Compensation of the Chairman and Chief Executive Officer

     The compensation of the Chairman and Chief Executive Officer of the Company was determined based on the salary, bonuses and LTIP plans described above. In 2000, the Chairman and Chief Executive Officer did not receive a pay increase or bonus payment. In addition, in December 2000 Mr. DuPree surrendered 960,838 of his stock options. No compensation of any form was paid to Mr. DuPree for surrendering the options which were canceled for the sole purpose of making adequate numbers of options available for issuance under the 2001 LTIP to eligible management employees other than Mr. DuPree.


Director Compensation

     Mr. Sroka participated in the Outside Director Deferred Stock Unit Plan in 2000. The plan allows outside directors to defer receipt of all or any portion of their retainers and/or meeting fees and receive deferred stock units that are convertible to shares of Company stock upon termination of a director's board service. At December 31, 2000, 7,487 deferred stock units were credited to Mr. Sroka's account in this plan. (See "Voting Securities and Principal Holders Thereof.")


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
Other Information

     Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (including compensation resulting from the exercise of non-qualified stock options) in excess of $1,000,000 for any taxable year paid to any of its executive officers. To the extent it is reasonably able to do so and as one of the factors considered in compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but it reserves the right to provide non-deductible compensation if it determines that such action is in the best interest of the Company and its shareholders. No executive officer of the Company received compensation in excess of $1,000,000 in 2000.


Report submitted March 12, 2001.

By:      Robert Sroka, Compensation Committee Chair
         Emilio Alvarez-Recio, Compensation Committee Member


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
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 8, 2001 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all executive officers and directors of the Company as a group.

                                                   Shares Beneficially
                                                      Owned (1) (2)
                                               ---------------------------
        Name of Beneficial Owner                   Number       Percent
-------------------------------------------------------------------------
Tom E. DuPree, Jr. (3)                           8,678,638        30.5%
Erich J. Booth (4)                                 245,131           *
Margaret E. Waldrep (5)                            225,795           *
William P. McCormick (6)                           126,564           *
Percy V. Williams (7)                               12,398           *
William V. Lapham                                    7,000           *
Robert Sroka (8)                                     7,487           *
Jerome A. Atkinson                                   5,000           *

State of Wisconsin Investment Board (9)          4,251,000        15.0%
John DuBois (10)                                 1,886,673         6.6%
All directors and executive officers
    as a group (8 persons) (11)                  9,298,361        32.2%


     Mr. DuPree, the State of Wisconsin Investment Board and John DuBois are the only shareholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock. Mr. DuPree's address is Hancock at Washington, Madison, Georgia 30650. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. Mr. DuBois' address is 17905 S.W. 82nd Avenue, Miami, FL 33157.
--------------------------
*Less than one percent.

     (1) The named shareholders have sole voting and investing power with respect to all shares shown as being beneficially owned by them except with respect to the shares owned by the Company's Employee Stock Ownership Plan and Trust ("ESOP"). Each participant in the ESOP has the right to direct voting of all shares allocated to his account on all matters. Power to direct the investment of shares held by the ESOP presently rests with the Company's Employee Benefit Committee; however, each ESOP participant, age 55 and with 10 years of service, may elect to direct the investment of 25% of shares allocated to his account.

     (2) Except as indicated below, does not include shares issuable upon exercise of stock options.

     (3) Includes 149,841 shares which Mr. DuPree has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $4.75. Includes 145,510 shares held by the ESOP which are allocated to other employees and for which Mr. DuPree has shared investment power. See Footnote (1) above. Mr. DuPree is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

     (4) Includes 1,173 shares held by the ESOP and 10,240 shares held by the Supplemental Plan which are vested and allocated to Mr. Booth. Includes 184,773 shares which Mr. Booth has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $8.64. Mr. Booth is Chief Financial Officer and Treasurer and a Director of the Company.

     (5) Includes 7,346 shares held by the ESOP and 10,240 shares held by the Supplemental Plan which are vested and allocated to Ms. Waldrep. Includes 179,453 shares which Ms. Waldrep has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $8.32. Ms. Waldrep is Chief Administrative Officer and a Director of the Company.

     (6) Includes 60,149 shares which Mr. McCormick has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $7.26. Mr. McCormick is Chairman of McCormick & Schmick's and a Director of the Company.

     (7) Includes 1,133 shares held by the ESOP and 2,663 shares held by the Supplemental Plan which are vested and allocated to Mr. Williams. Includes 8,602 shares which Mr. Williams has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $7.33. Mr. Williams is Corporate Secretary of the Company.

     (8) Includes 7,487 deferred stock units credited to Mr. Sroka's account in the Company's Outside Director Deferred Stock Unit Plan, which are convertible to shares of common stock upon termination of Board service. Mr. Sroka is a director of the Company

     (9) Based on a Form 13G dated February 14, 2001, filed by the State of Wisconsin Investment Board.

     (10) Includes 388,373 shares Mr. Dubois has the right to acquire upon conversion of 114,900 of the Company's $3.50 Term Convertible Securities based on a form 13G filed by Mr. DuBois on December 15, 2000. The remaining 1,498,300 shares are based on a form 13G filed by Mr. DuBois on November 17, 2000.

     (11) Includes 582,818 shares which the officers and directors have the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $7.38 per share, 9,652 shares held by the ESOP and 23,143 shares held by the Supplemental Plan which are vested and allocated to executive officers. Includes 135,858 shares held by the ESOP which are unvested or allocated to other employees and includes 7,487 deferred stock units held in the Company's Outside Director Deferred Stock Unit Plan.

                 Certain Relationships and Related Transactions

     In March 1995, the Company entered into a Split Dollar Insurance Agreement (the "Agreement") with The DuPree Insurance Trust (the "Trust") whereby the Company agreed to make premium payments on certain life insurance policies of which the Trust was the owner and beneficiary. In 2000, the insurance policies were canceled and no premium payments were made by the Company.

     At December 31, 2000 and January 2, 2000, the Company held notes receivable from Tom E. DuPree, Jr., the Chairman of the Board and Chief Executive Officer of the Company, totaling $10,851,500. In 2000, the maturity of the notes was extended by the Board of Directors to June 30, 2002 and the interest rate was increased to from 7.0% to 11.5% with interest payable at maturity. In addition, $3.0 million of these notes are secured by real estate owned by Mr. DuPree. The Company also holds notes receivable from Erich J. Booth, Chief Financial Officer and Treasurer, totaling $107,000 and from Margaret E. Waldrep, Chief Administrative Officer, totaling $41,500. These notes are also due on June 30, 2002 and bear interest at 11.5%.

       Proposal 2: AMENDMENT TO EFFECT A ONE-FOR-FOUR REVERSE STOCK SPLIT

General

     The Company's Board of Directors has approved, and recommends that shareholders approve, an amendment to Article Two of the Company's Articles of Incorporation to effect a reverse stock split of the Common Stock, $0.01 par value, of the Company at the ratio of one for four (the "Reverse Split"). If the Reverse Split is approved by the shareholders, the Articles of Incorporation will be amended as described herein and as set forth in the form of Articles of Amendment of Avado Brands, Inc. attached hereto as Appendix B (the "Amendment"). The Reverse Split will have no going-private effect pursuant to Rule 13e-3 of the Securities Exchange Act of 1934. The effective date of the Reverse Split will be the date on which the Amendment is filed with the Secretary of State of the State of Georgia (the "Effective Date"). The Board may make any changes to the Amendment that it deems necessary or appropriate in order to cause the Amendment to be accepted for filing with the Georgia Secretary of State and to give effect to the Reverse Split. The Reverse Split may be abandoned by the Board of Directors, without further action by the shareholders, at any time before or after the Annual Meeting and prior to the next Annual Meeting if for any reason the Board deems it advisable to do so. The Company expects to notify shareholders of the effectiveness of the Reverse Split by press release.

Purpose for the Reverse Split

     The Company's Common Stock is currently listed on the Nasdaq SmallCap Market. In order for the Common Stock to continue to be eligible for listing on the Nasdaq SmallCap Market, the Stock must have a minimum bid price of $1.00 per share. The Common Stock is currently trading at approximately $0.50. The Board believes the Reverse Split represents the best alternative available to the Company to meet the Nasdaq SmallCap Market continued listing requirement with respect to minimum bid price. If the Common Stock price does not regain compliance with the minimum bid price requirement, and the Company fails to implement available alternatives, the Common Stock may be de-listed from the Nasdaq SmallCap Market and traded on an over-the-counter basis. Such an event could adversely impact the liquidity of the Common Stock.

Effects of the Reverse Split

     The Company has authorized capital shares consisting of 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. If effected, the Reverse Split will reduce the number of issued and outstanding shares of Common Stock from 28,259,761 as of the record date to approximately 7,064,940 shares as of the Effective Date. In conjunction with the Reverse Split, the number of authorized shares of Common Stock will be reduced by a ratio of one for three to 25,000,000 shares. The $0.01 par value of the Common Stock will not be affected. The Reverse Split will also have no effect on the Company's Preferred Stock, of which no shares are issued and outstanding.

     The Reverse Split will not affect any shareholders' proportionate equity interest or proportional voting power in the Company, except for those shareholders who will receive cash in lieu of fractional shares, as discussed below. None of the current rights of holders of the Company's Common Stock, holders of options to purchase Common Stock or participants in the Company's
Employee Stock Purchase Plan, Employee Stock Ownership Plan or Supplemental Deferred Compensation Plan will be affected by the Reverse Split. As of the record date, in addition to the 28,259,761 shares of Common Stock outstanding, the Company has an aggregate of approximately 6.0 million shares reserved for the granting of stock options under the Company's stock option plans of which approximately 1.9 million shares have been granted and exercised. Options to purchase approximately 3.5 million shares were outstanding as of the record date and the Company had approximately 0.6 million options available for issuance. The Company's stock option plans include provisions for adjustment in the number of shares covered thereby and adjustment of the exercise prices thereof, in the event of a reverse stock split. If the Reverse Split is approved, the number of options outstanding would be reduced to approximately 0.9 million.

     The reduction in the number of issued and outstanding shares of Common Stock to result from the Reverse Split is expected to increase the market price of the Common Stock to a level above the current market trading price. While the Board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split due to numerous factors and contingencies which could affect such price.

Cash Payment in Lieu of Fractional Shares

     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. Each outstanding share of Common Stock held on the Effective Date of the Reverse Split will be valued at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day immediately preceding the Effective Date, as reported on the Nasdaq SmallCap Market or other public market on which the stock is predominately traded, if any. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

Procedure for Implementing the Reverse Split

     As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent (SunTrust Bank), who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than four shares on the Effective Date will receive cash in the amount to which he or she is entitled. Holders of record of four or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of four or more shares on the Effective Date whose shares are not evenly divisible by four will receive cash in the amount to which they are entitled in lieu of any fractional shares. Until a shareholder forwards a completed letter of transmittal, together with the Old Certificates to the exchange agent and receives in return a New Certificate, such shareholders' Common Stock shall be deemed equal to the number of whole shares of Common Stock to which such shareholder is entitled as a result of the Reverse Split. Old Certificates should not be sent to the Company or the exchange agent before receipt of the letter of transmittal from the Company.

Federal Income Tax Consequences

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (i) solely cash for their shares, (ii) solely New Certificates, or (iii) New Certificates plus cash for fractional shares, in exchange for Old Certificates. No ruling from the Internal Revenue Service nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. Accordingly, each shareholder is encouraged to consult such shareholder's own tax advisor regarding the specific tax consequences of the Reverse Split to such shareholder. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase shareholders' proportionate interest in the assets or earnings and profits of the Company, and because the cash payment in lieu of fractional shares represents a mechanical rounding rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

     1). A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his or her basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any shares of Common Stock represented by Old Certificates to which a fractional share interest in Common Stock represented by a New Certificate is attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

     2). To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a new Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholders' aggregate basis in the pre-Reverse Split share of Common Stock to which such fractional share interest is attributable. If such shares are a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

     3). The Company believes that the proposed Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

     The affirmative vote of the holders of a majority of the shares voted on the matter is required to approve the Reverse Split.

  The Board of Directors recommends a vote "For" approval of the Reverse Split.

         Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 30, 2001, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as independent auditors of the Company and a predecessor of the Company since 1985 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. In 2000, KPMG audit fees were approximately $250,000. Fees for financial information systems design and implementation were approximately $100,000 and other nonaudit related fees were approximately $125,000.

     One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares voted on the matter is required to ratify the selection of auditors. If the shareholders should not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

     The Board of Directors recommends a vote "For" ratification of selection of the auditors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time that they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that all such reports due in 2000 were filed on a timely basis.


                             FORM 10-K ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, AVADO BRANDS, INC., HANCOCK AT WASHINGTON, MADISON, GEORGIA 30650.


                              COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies in person or by telephone, telegraph or other means of communication, for which no special compensation will be paid. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock, and such persons will be reimbursed for their reasonable expenses.

                             SHAREHOLDER PROPOSALS

     No proposals by non-management shareholders have been presented for consideration at the Annual Meeting. The Company expects that its 2002 Annual Meeting will occur during May 2002. Any proposals by non-management shareholders intended for presentation at the 2002 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, not later than November 22, 2001, in order to be included in the proxy material for that Meeting. The Company must be notified not later than February 7, 2002 of any shareholder proposal that was not submitted earlier for inclusion in the proxy materials, but is intended to be presented for action at the meeting, or else proxies solicited by the Company for that meeting may be voted on such proposal at the discretion of the person or persons holding those proxies.


                                  OTHER MATTERS

     Management of the Company is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, as to any such matters, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgement.

Madison, Georgia
April 2, 2001

                                   APPENDIX A

                               AVADO BRANDS, INC.
                                 AUDIT COMMITTEE
                                     CHARTER

     The Board of Directors (the "Board") of Avado Brands, Inc. (the "Company") hereby adopts and approves the following charter relating to the establishment of an Audit Committee (the "Committee") of the Board:

     WHEREAS, the Board has determined it is in the best interest of the Company and its shareholders to establish an Audit Committee of the Board for the purpose of overseeing the Company's financial reporting process on behalf of the Board.

     NOW, THEREFORE BE IT RESOLVED, that an Audit Committee of the Board of Directors be created subject to the following requirements and with the following responsibilities:

     1. The Committee shall consist of three or more directors, designated by resolution of the Board of Directors from time to time. Members of the Committee shall serve at the pleasure of the Board.

     2. The Committee shall consist solely of directors who are independent of management and free from any relationships that, in the opinion of the Board, would interfere with their exercise of independent judgement as committee members.

     Examples of such relationships include:

     A Director being employed by the Company or any of its affiliates for the current year or any of the past three years;

     A Director accepting any compensation in excess of $60,000 per year from the Company or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan;

     A Director being a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

     A Director being a partner in, or controlling shareholder or an executive officer of any for-profit business organization to which the Company made or from which the Company received payments that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     A Director being employed as an executive of another company where any of Avado Brands, Inc. executives serves on that company's compensation committee.

     3. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee should have accounting or related financial management expertise.

     4. The Committee shall assist the Board in fulfilling its responsibilities for the Company's accounting and financial reporting practices by serving as independent and objective monitors of the Company's financial reporting process and internal control system, reviewing and appraising the audit efforts of the Company's independent accountants (the "Accountants") and the Company's Chief Internal Auditor (the "Internal Auditor"), and providing a channel of communication between the Board, the Accountants and the Internal Auditor. To accomplish these purposes, the Committee shall:


                                       I

     A) Review the independence, qualifications and activities of the Company's Accountants and Internal Auditor and the activities of the Company's accounting staff. Obtain a formal written statement from the Accountants delineating all relationships between the Accountants and the Company. Discuss with the Accountants any relationships that may impact the independence and objectivity of the Accountants.

     B) Recommend to the Board the appointment of independent certified public accountants.

     C) Review with the Accountants and Internal Auditor the scope of their annual examinations, and direct to expand (but not to limit) the scope of their audits whenever such action is, in the opinion of the Committee, necessary or desirable. The Accountants shall have sole authority to determine the scope of their audit which they deem necessary for the formation of an opinion on financial statements.

     D) Consult with the Accountants during any annual or interim audit on any situation which the Accountants deem advisable for resolution prior to the completion of their examination.

     E) Meet with the Accountants and Internal Auditor to appraise the effectiveness of the audit efforts. Such appraisal shall include a discussion of the overall approach to and the scope of the examination, with particular attention to those areas on which either the Committee, the Accountants or the Internal Auditor believe emphasis is necessary or desirable.

     F) Determine through discussions with the Accountants and Internal Auditor that no restrictions were placed by management on the scope of the examination or its implementation.

     G) Discuss with the Accountants the consistency of accounting principles, clarity of disclosures, and items that have a significant impact on the representational faithfulness, verifiability, and neutrality of the accounting information.

     H) Inquire into the effectiveness of the Company's accounting and internal control functions, including information systems procedures, controls and security, through discussions with the Accountants and Internal Auditor and appropriate officers of the Company.

     I) Review with the Company's Accountants the contents of the Management Letter and report any material recommendations to the Board.

     J) Meet with the Internal Auditor to appraise the results of the completed audits and review the contents of any written reports and recommendations made as a result of such audit.

     K) Review with the Accountants and management any registration statement filed by the Company in connection with the public offering of securities and such other public financial reports as the Committee or the Board shall deem desirable.

     L) Review with the Accountants and management the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

     M) Consult with the Company's outside counsel and with the Accountants to determine that the Company is in compliance with all laws and regulations.

     N) Review and report to the Board on any legal matters with the potential of having a material impact on the Company's financial statements.


                                       II

     O) Review the relationship of the Company's Accountants with the Company's vendors, contractors, purveyors and competitors.

     P) Report to the Board on the results of the Committee's activities.

     Q) Review this Charter at least annually, and make recommendations to the Board of any changes.

     5. The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet annually with management, Internal Audit and the Accountants, or more frequently as the Committee may desire, in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the Accountants and management quarterly to review the Company's financials consistent with 4.L. above.

     6. The Committee shall also be responsible for reviewing any transaction, that comes before it, between the Company and (i) any director or officer, (ii) any related person of a director or officer, or (iii) any entity in which a director or officer or a related person has a material interest. A "related person" means a spouse (or a parent or sibling thereof) or a child, grandchild, sibling, or parent (or spouse or any sibling thereof). After such a review the Committee shall make a recommendation to the Board concerning such transaction.

     7. The Committee shall be responsible for monitoring compliance with the corporate code of ethics.

     8. The Committee shall be authorized to engage the services of outside consultants and/or other professionals at Company expense as deemed necessary or appropriate from time to time by the Committee without further Board approval.

     9. The Committee shall have such other powers and perform such other duties as the Board shall, from time to time, grant and assign to it.


                                      III

                                   APPENDIX B

                              ARTICLES OF AMENDMENT
                                       OF
                               AVADO BRANDS, INC.


     1. The name of the corporation is Avado Brands, Inc.

     2. The Articles of Incorporation shall be amended as follows:

     Article Two shall be amended to provide that the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 25,000,000 shares of voting common stock, $0.01 par value per share. Effective with this amendment (i) all shares of common stock issued and outstanding shall be reduced and reconstituted so that for every four shares outstanding the holder thereof shall hereafter hold one share, (ii) all fractional shares that otherwise would be created pursuant to the reverse stock split or combination will instead represent the right to be paid cash at a price per share equal to the closing bid price of the common stock on the trading day immediately preceding the effective date of this amendment, as reported on the Nasdaq SmallCap Market, and
(iii) each outstanding certificate representing shares prior to this amendment shall be deemed to represent hereafter the number of shares which is one-fourth of the number of shares listed on such certificate prior to this amendment, less any fractional shares produced by such quotient, and the right to cash payment for such fractional shares as provided in (ii) above.

     3. The Amendment shall become effective upon the filing of these Articles of Amendment in the Office of the Secretary of State of the State of Georgia.

     4. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed and acknowledged as of .


                                                  AVADO BRANDS, INC.



                                                  ------------------------------
                                                  Tom E. DuPree, Jr.
                                                  Chief  Executive  Officer and
                                                  Chairman  of the Board